As filed with the Securities and Exchange Commission on June 14,2001 Reg. No. 333-80575

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                             FORM S-8
                   REGISTRATION STATEMENT UNDER
                    THE SECURITIES ACT OF 1933

                 Research Frontiers Incorporated
      (Exact name of registrant as specified in its charter)

                            Delaware
                   (State or other jurisdiction
                  incorporation or organization)

                            11-2103466
                        (I.R.S. Employer
                       Identification No.)

        240 Crossways Park Drive, Woodbury, New York    11797
        (Address of Principal Executive Offices)      (Zip Code)


        1992 Stock Option Plan and Common Stock Warrants
                     (Full title of the Plan)

                    Robert L. Saxe, President
                 Research Frontiers Incorporated
                     240 Crossways Park Drive
                    Woodbury, New York 11797
             (Name and address of agent for service)

                          (516) 364-1902
  (Telephone number, including area code, of agent for service)

                         With a copy to:

                         Joseph M. Harary
            Executive Vice President and General Counsel
                 Research Frontiers Incorporated
                     240 Crossways Park Drive
                     Woodbury, New York 11797

                 CALCULATION OF REGISTRATION FEE

=====================================================================
=========
 Title of                       Proposed           Proposed           Amount of
 securities       Amount to     maximum offering   maximum aggregate  Registra-
 to be registered be registered price per share(1) offering price (1) tion fee Common Stock
$.0001 par value   642,000     $24.36             $15,642,006.26     $3,910.50
=====================================================================
===========
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of (1) the actual exercise price of the Company's Common Stock for options and warrants which have already been granted pursuant to the Plan and warrants registered hereunder which have not previously been registered, and (2) the high and low trading prices of the Company's Common Stock as reported on the National Association of Securities Dealers Automated Quotation System on June 13, 2001 for options which are available for issuance pursuant to the Plan registered hereunder which have not previously been registered.

                        Page 1 of 3 Pages

                             PART II
        INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

     At the Company's Annual Meeting of Stockholders held on June 14, 2001, the stockholders of the Company approved an amendment to the Company's 1998 Stock Option Plan which increased the number of shares of Common Stock issuable thereunder by 600,000 shares. The contents of the Registration Statement on Form S-8 (Reg. No. 333-80575) which was filed by Research Frontiers Incorporated with the Securities and Exchange Commission on June 10, 1999 is incorporated herein by reference to register the herein described options and warrants.

Item 4.   Description of Securities.

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of June 14, 2001, adjusted to reflect any sale of Common Stock by each warrantholder. The persons named in the table have sole voting and investment power with respect to all Common Stock shown as beneficially owned by them, subject to community property laws where applicable. The information given assumes that all Common Stock received upon exercise of warrants held by each warrantholder are sold, and that the entire number of shares of Common Stock issuable upon exercise of the warrants listed below are offered for sale by each warrantholder . The Common Stock offered by each warrantholder may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. The warrantholders may sell all or none of the number of shares of Common Stock listed below. With the exception of Michael R. LaPointe who is an employee of the Company, none of the warrantholders has any position, office or other material relationship with the Company (or had any such position, office or material relationship within the past three (3) years). Before and after the offering, each of the warrantholders will beneficially own less than one percent of the number of shares of Common Stock of the Company which are issued and outstanding.

                   Number of    Exercise         Expiration    Aggregate
Warrantholder       Shares      Price Per Share  Date          Exercise Price
Richard S. Kaye     25,000      $7.25000         03/21/07      $181,250.00
Gary Gartzman        7,000      $7.98750         08/01/02      $ 55,912.50
Michael R. LaPointe  5,000      $8.98438         10/17/09      $ 44,921.88
Peter Roth           5,000      $8.98438         10/17/09      $ 44,921.88
Total               42,000                                     $327,006.26


 Item 5.Interests of Named Experts and Counsel.

     The legality of the securities offered hereby has been passed upon by Joseph M. Harary, Esq., the Company's Executive Vice President and General Counsel. Mr. Harary owns 47,974 shares of the Company's Common Stock and holds options issued pursuant to the Company's 1992 and 1998 Stock Option Plans to purchase 537,200 shares of the Company's Common Stock.

 Item 8.Exhibits.

4    Amendment to 1998 Stock Option Plan.

5    Opinion of counsel re: legality

23.1 Independent Auditors' Consent

23.2  Consent of counsel (included in Exhibit 5.1 above)

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodbury, State of New York on this 14th day of June, 2001.


                                         RESEARCH FRONTIERS INCORPORATED
                                         (Registrant)


                                         By:/s/ Robert L. Saxe
                                         Robert L. Saxe, President,Treasurer,
                                         Principal Executive, Financial and
                                         Accounting Officer.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


       Signature           Title                             Date


 /s/ Robert L. Saxe       Chairman of the Board, President June 14, 2001
     Robert L. Saxe
     Treasurer and Director (Principal
     Executive, Financial and Accounting Officer)


/s/ Robert M. Budin       Director                         June 14, 2001
    Robert M. Budin


/s/ Bernard D. Gold       Director                         June 14, 2001
    Bernard D. Gold


/s/ Joseph M. Harary      Director                         June 14, 2001
    Joseph M. Harary


/s/ Victor F. Keen    Director                         June 14, 2001
    Victor F. Keen


                                                        Exhibit 4

                            AMENDMENT

                               TO

                RESEARCH FRONTIERS INCORPORATED

                     1998 STOCK OPTION PLAN

     WHEREAS, Research Frontiers Incorporated, a Delaware corporation (the "Company") desires to amend the Company's 1998 Stock
Option Plan (the "Plan") to increase the number of shares of the Company's common stock which may be subject to options granted under the Plan.

     NOW, THEREFORE, effective immediately the Plan is hereby amended as follows:

     1. The first sentence of Paragraph 5 of the Plan is amended to provide as follows:

    5. Stock. The maximum number of shares of Common Stock reserved for the grant of awards under the Plan shall be 1,685,000 shares, subject to adjustment as provided in Section 11 hereof. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or may be reacquired by the Company. For purposes of this Section 5, where the exercise price of an Option is paid in Common Stock pursuant to Section 6(d) of the Plan, only the net number of additional shares issued and which remain outstanding in connection with such exercise shall be deemed "issued" for purposes of the Plan.

     2. This Amendment to the Plan has been adopted by Board of Directors of the Company and become effective upon approval by the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting of Stockholders of the Corporation held on June 14, 2001.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed effective as of the 14th day of June, 2001.


                                            RESEARCH FRONTIERS INCORPORATED


                                            By: /s/ Robert L. Saxe
                                                Robert L. Saxe, President

ATTEST:   /s/ Joseph M. Harary
          Joseph M. Harary,
          Assistant Secretary

                                                     Exhibit 5













                                                     June 14, 2001



        Research Frontiers Incorporated
        240 Crossways Park Drive
        Woodbury, New York 11797


        Gentlemen:

             I am the Executive Vice President and General Counsel of Research Frontiers Incorporated (the "Company"), a Delaware corporation, and render this opinion in connection with the registration pursuant to a Registration Statement on Form S-8 (the "Registration Statement") by the Company under the Securities Act of 1933, as amended (the "Act"), of 642,000 shares of the Company's common stock, $.0001 par value (the "Common Stock"), to be offered for sale by the Company upon the exercise of certain stock warrants and options ("Options") from time to time granted under the Company's 1998 Stock Option Plan.

             I have examined the Company's Certificate of Incorporation and By-Laws, both as amended, and minute books and such other documents and records as I have deemed necessary and relevant as a basis for my opinions hereinafter set forth. For the purposes of this opinion, I have assumed the genuineness of all signatures and the conformity to original documents of all instruments furnished to me for review or examination as copies.

             Based on the foregoing and having regard to such legal considerations as I have deemed relevant, it is my opinion that:

             1. The Company is a corporation duly organized under the laws of the State of Delaware.

             2. The Common Stock covered by the Registration Statement has been validly authorized.

             3. When the Common Stock has been duly registered under the Act, when certificates for the Common Stock have been duly delivered, and when the Company shall have received the consideration to be received by it pursuant to and upon exercise of the related warrants and Options,the Common Stock will be validly issued,fully paid and non-assessable by the Company, with no personal liability attaching to ownership thereof.

             I hereby consent to the inclusion of this opinion in the Registration Statement and to the references to me contained therein.

                                  Very truly yours,

                                  /s/ Joseph M. Harary

                                  Joseph M. Harary, Esq.
                                  Executive Vice President and General Counsel


                                                  Exhibit 23.1


                       INDEPENDENT AUDITORS' CONSENT




        The Board of Directors
        Research Frontiers Incorporated

             We consent to the use of our report dated February 28, 2001 incorporated herein by reference.



             /s/ KPMG LLP
             KPMG LLP


        Melville, New York
        June 14, 2001